Exhibit 3.1

ARTICLES OF AMENDMENT

OF

NEW AGE BEVERAGES CORPORATION

Under RCW 23B.10.020(5), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation, as amended:

FIRST: The name of the corporation is currently New Age Beverages Corporation (the “Company”).

SECOND: Article I of the Articles of Incorporation, as amended, of the Company is amended and restated to say, “The name of this corporation is NewAge, Inc.”

THIRD: The foregoing amendment was duly adopted by the Board of Directors of the Company on July 24, 2020 under RCW 23B.10.020(5). Shareholder approval was not required.

Dated: July 24, 2020

NEW AGE BEVERAGES CORPORATION

By:	/s/ Gregory A. Gould
Name:	Gregory A. Gould
Title:	Chief Financial Officer